Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

TETRA Technologies, Inc. 401(k) Retirement Plan

We consent to the incorporation by reference in the Registration Statement No. 333‐149348 on Form S‐8 of our report dated June 27, 2024, with respect to the financial statement of the TETRA Technologies, Inc. 401(k) Retirement Plan included in this Annual Report (Form 11‐K) for the year ended December 31, 2024.

/s/Calvetti Ferguson

Houston, Texas
June 26, 2025